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                                                                     Exhibit 4


                          THE ALLSTATE CORPORATION

                        DEFERRED  COMPENSATION  PLAN

              FOR INDEPENDENT  CONTRACTOR  EXCLUSIVE  AGENTS

               AMENDED AND RESTATED AS OF NOVEMBER 1, 2000







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                                ARTICLE I
                  DESIGNATION OF PLAN AND DEFINITIONS

1.1   TITLE
      This Plan shall be known as "The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents." The Plan was adopted by Allstate Insurance Company effective January 1, 1995 (the "Prior Plan"). The Plan was amended and restated by the Company, effective January 1, 1996, November 10, 1997, September 1, 1999 and November 1, 2000.

1.2   DEFINITIONS
      The following definitions will apply:

      (a) "Account" shall mean the bookkeeping entries made to state the balance of Compensation deferred by a Participant under the Plan, as adjusted pursuant to Article IV of the Plan. For purposes of this Plan, "Account" shall include any amounts deferred by a Participant, as adjusted for earnings and debits, under The Allstate Corporation Deferred Compensation Plan and The Allstate Corporation Deferred Compensation Plan for Employee Agents.

      (b) "Beneficiary" or "Contingent Beneficiary" shall mean the person or persons last designated in writing by the Participant to the Committee, in accordance with Section 8.5 of the Plan.

      (c)  "Board" shall mean the Board of Directors of the Company.

      (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      (e) "Committee" shall mean the Committee appointed by the Board of Directors pursuant to Article VI of this Plan, and shall mean those persons to whom the Committee has delegated administrative duties




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           pursuant to Section 6.1(g).

      (f)  "Company" shall mean The Allstate Corporation.

      (g) "Compensation" for any year shall mean all commissions and other amounts paid to an Eligible Agent by Allstate Insurance Company, by Allstate New Jersey Insurance Company, by Allstate Life Insurance Company or by any other member of the Controlled Group which has adopted the Plan, that are paid through the Allstate Insurance Company Human Resources payroll system, but shall not include
           (1) commissions paid for Joint Underwriter Association and Assigned Risk business, (2) bonuses, (3) awards, and (4) other items deemed properly excludable by the Committee.

      (h) "Controlled Group" shall mean any corporation or other business entity which is included in a controlled group of corporations, within the meaning of section 1563(a)(i) of the Code, within which the Company is also included.

      (i) "Eligible Agent" shall mean any exclusive insurance agent independent contractor operating as a sole proprietorship and receiving Compensation in a Plan Year. Effective January 1, 2001, "Eligible Agent" shall also mean any Exclusive Financial Specialist Independent Contractor operating as a sole proprietorship and receiving Compensation in a Plan Year.

      (j) "Hardship" shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, or loss of the Participant's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

      (k) "Investment" shall mean the elections made by Participants to make allocations and reallocations of deferrals and Account balances



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           among the subaccounts described in Section 4.3(b), together with accruals and adjustments reflecting the hypothetical experience of the subaccounts.

      (l) "Monthly Compensation" means Compensation paid to a Participant during a calendar month.

      (m) "Participant" shall mean an Eligible Agent participating in the Plan in accordance with Article II hereof.

      (n) "Plan" shall mean The Allstate Corporation Deferred Compensation Plan For Independent Contractor Exclusive Agents as set forth herein, and as amended from time to time in accordance with
           Article VII hereof.

      (o)  "Plan Year" shall mean the fiscal year of the Company.

      (p) "Separation from Service" shall mean the termination of a Participant's agency relationship with Allstate Insurance
           Company, with Allstate New Jersey Insurance Company, with
           Allstate Life Insurance Company or with a member of the Controlled Group which has adopted the Plan, unless such termination results from acceptance of employment with Allstate Insurance Company, with Allstate New Jersey
           Insurance Company or with a member of the Controlled Group. "Separation from Service" shall also mean the subsequent termination of employment with all members of the Controlled Group, unless such termination results in a transfer of status to an Exclusive Agent Independent Contractor or to an Exclusive Financial Specialist Independent Contractor for Allstate Insurance Company, for Allstate New Jersey Insurance Company, for Allstate Life Insurance Company, or for any other member of the Controlled Group.



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                                  ARTICLE II
                                PARTICIPATION

2.1   ELIGIBILITY

      An Eligible Agent shall be eligible to commence participation in the Plan Year following the date he/she becomes an Eligible Agent; PROVIDED, HOWEVER, the Committee in its sole discretion, may permit an agent who becomes an Eligible Agent during a Plan Year to commence participation in the Plan for the portion of such Plan Year following the date he/she became an Eligible Agent.

2.2   NOTICE OF ELIGIBILITY

      The Committee or its appointed representative shall notify each Eligible Agent no later than 30 days prior to the first business day of any Plan Year (or, if the Committee has provided the authorization referred to in Section 2.1, on or promptly after the date in the Plan Year the agent becomes an Eligible Agent) or as soon thereafter as practicable, that he/she is entitled to become a Participant in the Plan for such Plan year.

2.3   PARTICIPATION ELECTION

      Each Eligible Agent shall elect in accordance with procedures and during the time frames established by the Committee or its representative, to become a Participant in the Plan for any Plan Year, no later than the last business day of the preceding calendar year. Such election shall specify the percentage of Compensation to be deferred during the Plan Year, as set forth in Article III of the Plan. Any agent who becomes an Eligible Agent during the Plan Year may, provided that the Committee has exercised the discretion referred to in Section 2.1, participate in the Plan for the remainder of such Plan Year if he/she elects to do so no later than 30 days following the date he/she becomes an Eligible Agent. Elections made by agents who become Eligible Agents during the Plan Year will be effective on the first of the



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      month following the date their election is received by the Committee. If an Eligible Agent fails to make an election, such failure will be deemed an election not to become a Participant for the Plan Year. A Participant may not change his deferral election for the Plan Year after the Plan Year has commenced. However, a Participant may, at any time, irrevocably elect to suspend participation in the Plan for the remainder of a Plan Year, but only as to Compensation receivable in the months following the Committee's receipt of the election.



                                     ARTICLE III
                                      DEFERRALS

3.1   AMOUNT OF DEFERRAL

      (a) Each Eligible Agent may elect to defer, in whole number percentages, up to 80% of his/her Monthly Compensation.

      (b) Deferrals elected for any plan year shall be recognized only after all other deductions required by federal or state law or elected by the Participant have been withheld. Deferrals may be reduced by the Committee to the extent necessary to permit required or elected withholdings.

3.2   EFFECTIVE DATE OF DEFERRAL

      Compensation deferred shall be credited to a Participant's Account by bookkeeping entry as set forth in Section 4.2.

3.3   USE OF AMOUNTS DEFERRED

      Deferrals credited to Accounts shall be a part of the general funds of the Company, shall be subject to all the risks of the Company's business, and may be deposited, invested or expended in any manner whatsoever by the Company.




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                                  ARTICLE IV
                            ACCOUNTS AND VESTING

4.1   ESTABLISHMENT OF ACCOUNT

      The Committee shall establish, by bookkeeping entry on the books of the Company, an Account for each Participant. Accounts shall not be funded in any manner.

4.2   CONTRIBUTIONS TO ACCOUNT

      The Committee shall cause deferred Compensation to be credited by bookkeeping entry to each Participant's Account as soon as administratively practicable after the day in which such Compensation otherwise would have been payable to the Participant.

4.3   MAINTENANCE OF ACCOUNT BALANCES - SUBACCOUNT ELECTIONS

      (a) Investment of deferrals shall be made among one or more of the Subaccounts described in Section 4.3(b). Each Investment shall be made in accordance with procedures established by the Committee and shall specify that portion of the Participant's deferrals on the date of such election to be invested in each Subaccount. In its sole discretion, the Committee may withhold one or more of the Subaccounts from Investment by Participants for a Plan Year or Years. Investments of deferrals and reallocations of existing Account balances must be made in whole percentage increments of the deferrals and reallocations

           Each Account shall be adjusted, as applicable, to apply credits for contributions, interest, dividend equivalents and other earnings and to apply debits for Plan administration and investment expenses, for



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           losses and for distributions. All such adjustments shall be bookkeeping entries reflecting hypothetical experience for the Subaccounts in which Investments are made.

      (b)  The Subaccounts in which Investments may be made are:

           (1) Subaccount #1 SSgA-TM - Short Term Investment Fund - a diversified portfolio of short term fixed-income securities managed by State Street Global Advisors (SSgA -TM-). The fund's objective is to maximize current income while preserving capital and liquidity. The fund's yield reflects short-term interest rates.

           (2) Subaccount #2 - SSgA -TM- Bond Market Index Fund Series A - a collective fund of fixed -income securities managed by State Street Global Advisors (SSgA -TM-). The fund invests in U.S. Treasury, agency, corporate, mortgage-backed, and asset-backed debt securities. The fund's objective is to match the total rate of return of the Lehman Aggregate Bond Index, a broad-based domestic bond index composed of more than 5,000 debt securities with all securities having an average life of at least one year. The rate of return on the Bond Fund is influenced by, among other things, changes in interest rates, the market price of bonds and the financial stability of the issuers.

           (3) Subaccount #3 - SSgA -TM- S&P 500(1) Flagship Fund Series A - a collective fund managed by State Street Global Advisors (SSgA -TM-), which invests in a diversified portfolio of stocks in a broad array of large, established companies. The fund's objective is to match the total rate of return of the Standard & Poor's (S&P) 500(1) Index, which consists of 500 stocks chosen for market size, liquidity and industry group representation. SSgA -TM- replicates the index by purchasing all 500 component equities in the appropriate market-value weighted proportions. The rate of return on the S&P 500(1) Fund is influenced by the market price and dividends of the stocks held in the fund.

           (4) Subaccount #4 - Daily EAFE Fund Series A - a fund, managed by State Street Global Advisors (SSgA -TM-), which invests in a diversified portfolio of stocks outside of North and South America. The fund's objective is to match the total rate of returns and characteristics of the Morgan Stanley Capital International (MSCI) Europe, Australia, Far East
                (EAFE) Index. The index consists of more than 1,100 stocks in over 20 countries outside of North and

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                South America and represents approximately 60% of the total market capitalization in those countries. SSgA -TM- employs an index replication approach to construct a fund whose return tracks the MSCI EAFE Index. The rate of return on the International Equity Fund is influenced by the market price of the stocks held in the fund, dividends and other income and foreign currency exchange rates.

           (5) Subaccount #5 - SSgA -TM- Russell 2000 Fund Series A - a collective fund managed by State Street Global Advisors (SSgA -TM-), which invests in a diversified portfolio of small capitalized U.S. stocks. The fund's objective is to match the total rate of returns and characteristics of the Russell 2000 Index, which consists of the smallest 2000 U.S. securities in the Russell 3000 Index. SSgA -TM- employs an index replication approach to construct a fund whose return tracks the Russell 2000 index. The rate of return on the Russell 2000 Fund is influenced by the market price and dividends of the stocks held in the fund.

           (c) A Participant may, in accordance with procedures established by the Committee, change his Subaccount investment elections daily regarding existing Account balances and future contributions. If an election is received by the close of the New York Stock Exchange on a business day, it will be effective as of the next business day.

4.4   VESTING

      A Participant shall be fully vested in his/her Account at all times, subject to Sections 3.3 and 8.2.



                                  ARTICLE V
                                  PAYMENTS

5.1   EVENTS CAUSING ACCOUNTS TO BECOME DISTRIBUTABLE

      (a) A Participant's Account shall become distributable upon notification to the Plan of the Participant's Separation from Service or, at the election of the Participant pursuant to Section 5.4, in one of the first through fifth years after



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           Separation from Service.  In either event, the Participant may elect to receive payment in a lump sum or in annual installments as provided in Section 5.3.

      (b) That portion of a Participant's Account determined to be necessary to alleviate a demonstrated Hardship shall become distributable upon the date of such determination, subject to Section 5.2, and such determination shall be subject to the suspension of deferrals in the Plan by the Participant for the remainder of the Plan Year and for the next succeeding Plan Year.

      (c)  A Participant may make an irrevocable election prior to September
           1, 1999, to receive a distribution as of the first day of any Plan Year prior to Separation from Service, provided such date occurs subsequent to the Plan Year in which the Participant first participates in this Plan and at least three years after the date the Participant makes an election pursuant to this Section 5.1(c). In such case, that portion of the Participant's Account attributable to Compensation deferred, and accruals thereon, after the Committee receives such election shall become distributable on the date elected. Any balance in the Participant's Account remaining after any payment under this paragraph and any balance in the Account attributable to participation in the Plan in any year subsequent to the year in which a payout on such date certain occurs, shall become distributable to the Participant as provided in paragraphs (a), (b), or (d) of this Section.

      (d) Effective September 1, 1999, a Participant may at any time irrevocably elect to receive distribution of his/her entire Account balance, subject to the forfeiture to the Company of 10% of such Account balance and subject to termination of participation in the Plan by the Participant for the remainder of the Plan Year and for the next succeeding Plan Year. The Participant's Account balance shall become distributable subject to Section 5.2 following the date of such election.

      (e) In the event of a Participant's death prior to distribution of his/her entire Account balance, the remaining Account balance shall become




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           distributable following the date on which all events have occurred which entitle the Beneficiary or Beneficiaries to payment.

5.2   NOTICE OF ACCOUNT PAYMENT AND COMMENCEMENT OF DISTRIBUTION

      The Committee or its appointed representative shall notify a Participant or Beneficiary, as the case may be, as soon as practicable after the first day of the month following the date on which the Account becomes distributable, that he/she is entitled to receive payment from an Account, the balance of which shall be computed as of the close of business on the last day of the month in which the Account becomes distributable. Distribution of Account balances shall commence as soon as practicable after the first day of the month next following the date on which the Account becomes distributable.

5.3   FORM OF PAYMENT

      (a) Except as provided in paragraphs (c) and (d) of this Section 5.3, payments of Account balances to a Participant shall be in the form of one lump sum payment or annual cash installment payments over a period of from 2 to 10 years, at the election of the Participant.

      (b) The amount of each annual installment payable to a Participant who has elected to receive installment payments shall be as follows: The first annual installment payment shall, for a Participant who has elected to receive installment payments commencing upon his/her Separation from Service, be computed as of the close of business on the last day of the month in which the Account becomes distributable, and the amount of such payment shall equal his/her Account balance as of such date, divided by the number of installments including the one being paid. The first annual installment payment shall, for a Participant who has elected to receive installment payments commencing in one of the first through fifth years after Separation from



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           Service, be computed as of the close of the last business day of the year preceding the year in which the Account balance becomes distributable, and the amount of such payment shall equal his/her Account balance as of such date, divided by the number of installments including the one being paid. Each subsequent installment payment shall be computed as of the close of the last business day of the year thereafter, and the amount of each subsequent payment shall equal his/her remaining Account balance, divided by the number of remaining installments, including the one being paid. Interest accruals and other adjustments shall continue with respect to the entire unpaid Account balance, as provided in
           Section 4.3.

      (c) In the event of a Participant's death prior to distribution of his/her entire Account balance, the remaining Account balance shall be paid in a lump-sum to the Participant's Beneficiary or Beneficiaries, as soon as practicable after the date on which the Account balance shall become distributable pursuant to Section 5.1(e).

      (d) Notwithstanding the provisions of paragraph (b) above, if the remaining unpaid Account balance is $5,000 or less on any date an annual installment payment is to be made to a Participant, the payment shall be the remaining unpaid Account balance.

5.4   DISTRIBUTION ELECTION

      (a) Each Participant shall elect his/her desired form of payment, in accordance with procedures established by the Committee, at the time of his/her initial participation election set forth in
           Section 2.3.

      (b) Except for distribution elections under Section 5.1(c) and (d), each Participant may from time to time revise the terms of distribution of the Participants Accounts, in accordance with the procedures established





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           by the Committee, provided that (i) the revised notice of the desired form of payment shall be made by the Participant no less than twelve months prior to the date on which payment is to commence, but in any event no later than the day before the date of the Participant's Separation from Service and (ii) in any event, distribution of the Participant's Account shall not commence earlier than twelve months after the Participant's revised notice of the desired form of payment is made.


                                    ARTICLE VI
                                  ADMINISTRATION

6.1   GENERAL ADMINISTRATION; RIGHTS AND DUTIES

      The Board shall appoint the Committee, which, subject to the express limitations of the Plan, shall be charged with the general administration of the Plan on behalf of the Participants. The Committee shall also be responsible for carrying out its provisions, and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

      (a)  To construe and interpret the Plan;

      (b)  To compute the amount of benefits payable to Participants;

      (c) To authorize all disbursements by the Company of Account balances pursuant to the Plan;

      (d) To maintain all the necessary records for the administration of the Plan;

      (e) To make and publish rules for administration and interpretation of the Plan and the transaction of its business;

      (f) To inform each Participant as soon as practicable after the end of each calendar quarter of the value of the Participant's Account as of




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           the end of such calendar quarter;

      (g) To delegate the administration of the Plan in accordance with its terms to officers or employees of the Company, of Allstate Insurance Company or of an independent consultant retained by the Committee who the Committee believes to be reliable and competent. The Committee may authorize officers or employees of the Company or of Allstate Insurance Company to whom it has delegated duties under the Plan to appoint other persons to assist the delegate in administering the Plan; and

      (h) To refuse to accept the deferral of amounts the Committee or its delegate considers too small to be administratively feasible.

      The determination of the Committee as to any disputed question or controversy shall be conclusive.



                                 ARTICLE VII
                      PLAN AMENDMENTS AND TERMINATION


7.1   AMENDMENTS

      The Company shall have the right to amend this Plan from time to time by resolutions of the Board or by the Committee, and to amend or rescind any such amendments; provided, however, that no action under this
      Section 7.1 shall in any way reduce the amount of Compensation deferred or any accruals or other adjustments provided in section 4.3 up to and including the end of the month in which such action is taken. Interest will continue to accrue as provided in Section 4.3. All amendments shall be in writing and shall be effective as provided subject to the limitations in this Section 7.1. The Committee shall inform each Participant as soon as practicable following the enactment of any such amendment.



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7.2   TERMINATION OF PLAN

      Although the Company expects that this Plan will continue indefinitely, continuance of this Plan is not a contractual or other obligation of the Company, and the Company expressly reserves its right to discontinue this plan at any time by resolutions of the Board, effective as provided by the Board in such resolutions. However, no such action shall in any way reduce the amount of Compensation deferred or any accruals thereon, up to and including the end of the month in which such action is taken. Accruals to Accounts shall continue until distribution as provided in
      Section 4.3.

                                 ARTICLE VIII
                                 MISCELLANEOUS

8.1   NOTIFICATION TO COMMITTEE

      Any election made or notification given by a Participant pursuant to this Plan shall be made in accordance with procedures established by the Committee or its designated representative, and shall be deemed to have been made or given on the date received by the Committee or such representative.

8.2   EFFECT ON AGENCY RELATIONSHIP

      Participation in this Plan shall not give any Participant the right to be retained as an agent of Allstate Insurance Company or of any member of the Controlled Group, or to have or any right or interest other than as herein provided. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan. Allstate Insurance Company and the members of the Controlled Group expressly reserve the right to terminate the agency relationship of any Participant without any liability for any claim against any of them, except to the extent expressly provided herein.





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8.3   STATUS OF PARTICIPANTS

      This Plan shall create only a contractual obligation on the part of the Company and shall not be construed as creating a trust or other fiduciary relationship with Participants. Participants will have only the rights of general unsecured creditors of the Company with respect to their Account balances.

8.4   OTHER PLANS

      This Plan shall not affect the right of any Participant to participate in and receive benefits under and in accordance with the provisions of any other Company plans which are now or may hereafter be in existence.

8.5   BENEFICIARIES AND CONTINGENT BENEFICIARIES

      (a) Each Participant shall, in accordance with procedures established by the Committee, designate one or more persons or entities (including a trust or trusts or his/her estate) to receive any balance in his/her Account, including accruals thereon, payable to him/her under this Plan in the event of his/her death prior to full payment thereof. The Participant may also designate a person or persons as a Contingent Beneficiary or Contingent Beneficiaries who shall succeed to the rights of the person or persons originally designated as Beneficiary or Beneficiaries, in case the latter should die. He/she may from time to time change any designation of Beneficiary or Contingent Beneficiary so made, and the last valid designation given by him/her to the Committee shall be controlling.

           In the event a Participant designates a person other than his/her spouse as Beneficiary of any interests under this Plan, the Participant's spouse shall sign a notarized statement specifically approving such designation and authorizing the Committee to make payment of such interests in the manner provided in such designation.

      (b) In the absence of such designation by the Participant, or in the absence of notarized spousal approval and authorization as herein above provided, or in the event of the death prior to or simultaneous with the death of the





                                  Page 25 of 31

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           Participant, of all Beneficiaries or Contingent Beneficiaries, as
           the case may be, to whom payments were to be made pursuant to a designation by the Participant, such payments or any balance thereof shall be paid to the Participant's spouse or, if there is no surviving spouse, to the Participant's descendants, including adopted children (distributed in equal shares) or, if there are no surviving descendants, to the Participant's parents (distributed in equal shares) or, if there are no surviving parents, to the Participant's sisters and brothers (distributed in equal shares) or, if there are none, to the estate of the Participant.

      (c) In the event of the death, subsequent to the death of the Participant, of all Beneficiaries or Contingent Beneficiaries, as the case may be, to whom such payments were to be made or were being made pursuant to a designation under this section, such payments or any balance thereof shall be paid to the estate of such Beneficiaries or Contingent Beneficiaries.

8.6   TAXES AND OTHER CHARGES

      To the extent permitted by law, if the whole or any part of a Participant's Account shall become the subject of any estate, inheritance, income or other tax or other charge which the Company shall legally be required to withhold and/or pay, the Company shall have full power and authority to pay such tax or other charge out of any monies or other property in its hands and charge such amounts paid against the Account of the Participant whose interest hereunder is subject to such tax or other charge. Prior to making any such payment, the Company may require such releases or other documents from any lawful authority as the Company shall deem necessary.

8.7   BENEFITS NOT ASSIGNABLE; OBLIGATIONS BINDING UPON SUCCESSORS

      Benefits under this Plan and rights to receive the amounts credited to the Account of a Participant shall not be assignable or transferable and any purported transfer,





                                  Page 26 of 31

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      assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, other than by operation of law, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.

8.8   ILLINOIS LAW GOVERNS; SAVING CLAUSE

      The validity of this Plan or any of its provisions shall be construed and governed in all respects under and by the laws of the State of Illinois. If any provisions of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.9   HEADINGS NOT PART OF PLAN

      Headings and subheadings in this Plan are inserted for reference only, and are not to be considered in the construction of the provisions hereof.

______________________ (1) STANDARD & POOR'S -REGISTERED TRADEMARK-, S&P -REGISTERED TRADEMARK-, S&P 500 INDEX AND STANDARD & POOR'S 500 INDEX are trademarks of Standard & Poor's Corporation (S&P) and have been licensed for use by State Street Bank and Trust Company. The product is not sponsored, endorsed, listed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in this product.

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